UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2009
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-08733 (Commission File Number)	85-0212139 (IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona (Address of principal executive offices)	85705 (Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
1.01	Entry Into a Material Definitive Agreement
2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
8.01	Other Events
9.01	Financial Statements and Exhibits

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

Nord Resources Corporation ("Nord" or the "Company") has issued a press release announcing that, on March 31, 2009:

  its credit agreement with Nedbank Limited ("Nedbank") was amended and restated to provide for, among other things, the deferral of certain principal and interest payments until December 31, 2012 and March 31, 2013; and

  pursuant to an agreement to purchase royalty and the related royalty deed and assignment of royalty, it sold a 2.5% net smelter royalty to IRC Nevada Inc. ("IRC Nevada"), a subsidiary of International Royalty Corporation, on the mineral production sold from the existing mineral rights at the Johnson Camp Mine for $5,000,000 (net proceeds to Nord are approximately $4,950,000). The royalty is payable in cash on a quarterly basis.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Amendment to Nedbank Credit Facility

On March 31, 2009, the Company agreed to amend and restate its $25 million credit agreement with Nedbank. Payments of principal and interest on the loan are required to be made on the last business day of March, June, September, and December in each year, starting with the last business day of September 2009 and ending on the last business day of March 2013; the payments scheduled to be paid on March 31 and June 30, 2009 (the "Deferred Payments") have been deferred until December 31, 2012 and March 31, 2013, respectively. The loan bears interest at an annual rate equal to LIBOR for the interest period in effect plus a margin of 6.06%. The margin will be reduced by 1.75% if the Company prepays the deferred payments, and will be reduced by an additional 0.5% upon completion of the Johnson Camp Mine, as defined in the amended and restated credit agreement, which is currently scheduled for October 2009.

Under the amended and restated credit agreement, the Company may sell certain copper price hedging instruments that it currently holds under copper price hedging agreements maturing on October 1, 2010 or later, if the net proceeds to the Company will be more than $2,200,000. If the Company elects to do so, it will be required to set aside $2.2 million in a segregated account to fund its debt service obligations under the credit facility. The existing loan will then be separated into two tranches, whereby the first tranche will be equal to the aggregate principal amount then outstanding minus $2,200,000, which will be the principal amount of the second tranche. The second tranche will be subject to an interest rate of LIBOR plus 5.00% per annum and scheduled for repayment on March 31, 2013, However, if the Company prepays the Deferred Payments, the second tranche will be amortized in equal portions over the number of quarters remaining until March 31, 2013.

Under the amended and restated credit agreement dated March 31, 2009, the maturities on the project financing facility will be as follows:

2009	$3,333,333
2010	6,666,667
2011	6,666,667
2012	6,666,667
2013	1,666,666
Total	$25,000,000

In consideration of Nedbank's agreement to amend and restate the credit agreement, the Company has agreed to issue common stock purchase warrants to N.B.S.A. Limited, a company affiliated with Nedbank. Each warrant will be exercisable for two years and will entitle the holder to purchase one share of the Company's common stock at an exercise price that, subject to the approval of the Toronto Stock Exchange, will be equal to the greater of: (a) 110% of the average closing price of the Company's common stock on the OTC Bulletin Board during the 20 trading days preceding the date of grant; or (b) the last closing price of the Company's common stock on the OTC Bulletin Board immediately preceding the date of grant. Subject to the approval of the Toronto Stock Exchange, the Company will have the right, exercisable at any time and from time to time, but in any event no later than the 180th day following the issue date of the warrants, to repurchase some or all of the warrants at a price to be determined on a pro rata basis where the total repurchase price for all of the warrants is equal to $100,000, being the estimated value of the warrants as determined pursuant to the Black-Scholes model. The number of warrants to be issued to N.B. S.A. Limited will also be determined in accordance with the Black-Scholes model, and is estimated to be approximately 750,000.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01          Financial Statements and Exhibits
Exhibit No.	Exhibit
10.1

Amended and Restated Credit Agreement dated as of March 31, 2009 among Nord Resources Corporation, Cochise Aggregates and Materials Inc., Nedbank Limited and the Lenders from time to time party thereto(1)

10.2	Agreement to Purchase Royalty dated as of March 31, 2009 between Nord Resources Corporation and IRC Nevada Inc.(1)
10.3	Royalty Deed and Assignment of Royalty dated as of March 31, 2009, from Nord Resources Corporation to IRC Nevada Inc.(1)
99.1	News release dated March 31, 2009(2)

Notes:

(1) Incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009.

(2) Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: March 31, 2009	By: /s/ Wayne M. Morrison Wayne M. Morrison Vice President and Chief Financial Officer